Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:
Thomas R. Quinn, Jr.
President and Chief Executive Officer
Phone 717-530-2648
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Promotion of Lauren Shutt

To Senior Vice President, Enterprise Risk Management Officer

SHIPPENSBURG, PA (February 10, 2011)

Orrstown Financial Services, Inc. (NASDAQ: ORRF), parent company of Orrstown Bank, announced today the promotion of Lauren Shutt to Senior Vice President, Enterprise Risk Management Officer. As a result of her promotion, Ms. Shutt will also join the Executive Management Team of Orrstown Bank.

Thomas R. Quinn, Jr., President and CEO, commented, “Lauren is absolutely the right person to oversee our Enterprise Risk Group. Over the past several years our Company has seen remarkable results and experienced significant growth. We recently announced the highest earnings ever in the history of the organization and also reported that we surpassed the $1.5 billion asset mark for the year ending December 31, 2010. It is critical to ensure that our enterprise risk and compliance practices are consistent with the increased size and complexity of the Company, especially in light of changing regulations as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act.”

Prior to joining Orrstown Bank, Ms. Shutt was the principal in Lauren-Jones, LLC, an internal audit services firm. She also spent 11 years as Audit Manager for a large regional internal audit services firm. Additionally, Ms. Shutt has 20 years of banking experience as Vice President, Chief Administrative Officer, Vice President, Finance, and Corporate Secretary of a $1.2 billion multi-bank holding company. Ms. Shutt is a Certified Risk Professional (CRP). She earned her Bachelor of Arts in Accounting from Wilson College, and is a graduate of the Central Atlantic School of Banking,

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Corporation’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

# # #